Exhibit 5.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in this Registration Statement on Form F-10 of CP Ships Limited of our report to the shareholders of the company dated 27th February 2002, except for note 22(k) which is as of 28th May and note 23 which is as of 30th May 2002 and our Notice to US readers dated 27th February 2002 except for note 22(k) which is as of 28th May 2002 relating to the financial statements, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

PricewaterhouseCoopers LLP
Chartered Accountants
Toronto, Ontario, Canada

7th June 2002